2705 Brown Trail, Suite 100

Bedford, Texas 76021

1-800-280-2404 Toll Free

1-817-945-6448 International

1-817-887-1455 Fax

www.galenfeha.com

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this ________________ day of ___________________ A.D. _________________ by and between Galenfeha, Inc., (“the Seller”) and ____________________________________, (“the Purchaser”);

WHEREAS, the Seller is the issuer of the said securities which will become outstanding shares of the capital stock of

Galenfeha, Inc., (“Corporation”), a Nevada corporation.  The seller will issue _____________________________shares at .001 par value common stock at the closing of this agreement; and

WHEREAS, the Purchaser desires to purchase said securities and the Seller desires to sell said securities upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this agreement and in order to consummate the purchase and the sale the Corporation’s securities aforementioned, it is hereby agreed as follows:

1.    PURCHASE AND SALE:

Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey, transfer, and deliver to the Purchaser certificates representing such securities, and the Purchaser shall purchase from the Seller the Corporation’s securities in consideration of the purchase price set forth in this Agreement.

The certificates representing the Corporation's securities shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Seller. The closing of the transactions contemplated by this Agreement ("Closing"), shall be held at 2705 Brown Trail, Bedford Texas 76021, on the this

______________________________ Day of _____________________________ A.D. ___________________ or such other place, date and time as the parties hereto may otherwise agree.

2.    AMOUNT AND PAYMENT OF PURCHASE PRICE:

The total consideration and method of payment thereof are fully set out in Exhibit "A" attached hereto and made a part hereof.

3.    REPRESENTATIONS AND WARRANTIES OF SELLER:

(a) Organization and Standing.  Corporation is duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to carry on its business as it is now being conducted.

(b) Restrictions on securities

(i) The Seller is not a party to any agreement, written or oral, creating rights in respect to the Sellers securities in any third person or relating to the voting of the Corporation's securities.

(ii) The securities when sold and issued will be free and clear of all security interests, liens, encumbrances, equities and other charges.

(iii) There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the stock, nor are there any securities convertible into such stock.

4.    REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER:

(a) The securities being issued under this agreement are exempt from registration under Regulation D, Rule 505, and have not been registered with the Securities and Exchange Commission.

(b) The securities being issued under this agreement will be Rule144 restricted until registered with the Securities and Exchange Commission or until the requirements of Rule 144 have been met.  When either condition has been met, the securities sold under this agreement will become free trading.

(c) The Purchaser does not have the protection of Section 11 of the Securities Act.

(d) The Seller has made clear to the Purchaser that an investment in Galenfeha carries risk of a total loss of his or her investment.

(e) The Seller has made available to the Purchaser information regarding the company’s current and future business plans outlined on a private placement memorandum dated March 20, 2013, and the Seller has made clear to the purchaser, that Galenfeha is a development stage company, and making an investment in the company contains great risk.  Risk that are involved are the possible complete loss of the Purchasers investment if the management team at Galenfeha cannot successfully develop working products, and commercialize these products in a profitable manner.

(f) Seller and Purchaser hereby represent and warrant that there has been no act or omission by the Seller or the Purchaser which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5.    GENERAL PROVISIONS

(a) Entire Agreement. This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Governing Law. This agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Nevada.  The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Clark County, State of Nevada.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

Signed, sealed and delivered in the presence of:

Galenfeha, Inc.

By: ____________________________

by: ________________________________

      James Ketner

(Purchaser)

      Director

EXHIBIT "A" AMOUNT AND PAYMENT OF PURCHASE PRICE

(a)

Consideration.  As total consideration for the purchase and sale of the Sellers Stock, pursuant to this Agreement, the Purchaser shall pay to the Seller the sum of __________________________________Dollars ($_______________________), such total consideration to be referred to in this Agreement as the "Purchase Price".

    (b) Payment. The Purchase Price shall be paid as follows:

(i)

The sum of __________________________________ Dollars ($ ______________________) to be delivered to Seller at Closing.

As total consideration for the purchase and sale of the Sellers Stock, pursuant to this Agreement, the Purchaser shall pay to the Seller the Sum of _____________________________________ Dollars ($_____________________) by and before the closing date of the  ______________________________ Day of _____________________________ A.D. ___________________.

By: ________________________________

      (Purchaser)

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